Exhibit 10.13

LEGACY PRIMO WATER CORPORATION EQUITY INCENTIVE PLAN

1.

Purpose. The purposes of the Legacy Primo Water Corporation Equity Incentive Plan (the “Plan”) are to foster and promote the long-term financial success of the Company and its Subsidiaries and materially increase the value of the Company and/or its Subsidiaries by (i) encouraging the long-term commitment of key Employees and Nonemployee Directors (as such terms are defined below), (ii) motivating the performance of key Employees and Nonemployee Directors by means of annual and long-term performance-related incentives, (iii) attracting and retaining outstanding key Employees and Nonemployee Directors by providing incentive compensation opportunities, and (iv) enabling participation by key Employees and Nonemployee Directors in the long-term growth and financial success of the Company.

2.	Effective Date. The Plan shall become effective upon its approval by the stockholders of Primo Brands Corporation.

3.	Definitions. As used in this Plan, the following terms shall be defined as set forth below:

(a)	“Award” means any Option, Stock Appreciation Right, Restricted Shares, Restricted Share Units, Performance Shares, Performance Units, or Stock Payments granted under the Plan.

(b)	“Award Agreement” means an agreement, certificate, resolution or other form of writing (including in electronic medium) approved by the Committee which sets forth the terms and conditions of an Award.

(c)	“Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Stock Appreciation Right.

(d)	“Board” means the Board of Directors of the Company.

(e)	“Cause” means any action by the Grantee or inaction by the Grantee that constitutes:

(1)	A wilful failure to properly carry out the Grantee’s duties and responsibilities or to adhere to the policies of the Company or a Subsidiary;

(2)

Theft, fraud, dishonesty or misappropriation, or the gross negligence or wilful misconduct, involving the property, business or affairs of the Company or a Subsidiary, or in the carrying out of the Grantee’s duties, including, without limitation, any breach of the representations, warranties and covenants contained in any employment agreement between the Grantee and the Company or a Subsidiary;

(3)	Conviction of or plea of guilty to a criminal offense that involves fraud, dishonesty, theft or violence;

(4)	Breach of a fiduciary duty owed to the Company or a Subsidiary;

(5)	Refusal to follow the lawful written reasonable and good faith direction of the Board; or

(6)	Any other action that constitutes cause for termination of the Grantee’s employment with the Company or a Subsidiary under any other agreement to which the Grantee is a party or under applicable law.

(f)	“Change in Control” means:

(1)

the consummation of a consolidation, merger, amalgamation or other similar corporate reorganization of the Company with or into any other corporation whereby the voting shareholders of the Company immediately prior to such event receive less than 50% of the voting shares of the consolidated, merged or amalgamated corporation, or any acquisition or similar transaction or series of transactions whereby any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than the Company, any entity controlled by the Company, or any employee benefit plan sponsored by the Company or an entity that is controlled by the Company), is or becomes, including pursuant to a tender or exchange offer for Shares, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(2)	the consummation of a sale by the Company of all or substantially all of the Company’s assets;

(3)

the date upon which individuals who, on the effective date of this Plan constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the effective date of this Plan whose appointment, election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors who remain on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall also be deemed to be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director; or

(4)	a proposal by or with respect to the Company being made in connection with a liquidation, dissolution or winding-up of the Company.

(g)	“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

(h)	“Committee” means the Compensation Committee of Primo Brands Corporation.

(i)	“Company” means Primo Water Corporation, a corporation amalgamated under the laws of Canada.

(j)

“Date of Termination” or “Termination” means (i) the date of termination of a Grantee’s active employment or service with the Company or a Subsidiary (other than in connection with the Grantee’s transfer to or from employment with a Subsidiary), but not including a Grantee’s absence from active employment or service during a period (not exceeding 90 days) of vacation, temporary illness, authorized leave of absence or short or long-term disability, (ii) in the case of a Grantee who does not return to active employment or service with the Company or a Subsidiary immediately following a period of absence exceeding 90 days due to vacation, temporary illness, authorized leave of absence or short or long-term disability, the last day of such period of absence, or (iii) if applicable, the date of termination of a Grantee’s active employment or service with the Company or a Subsidiary as defined under any other agreement to which the Grantee is a party. Unless otherwise determined by the Board or Committee, for the purposes of this Plan and all matters relating to the Awards, the Date of Termination or Termination shall be determined without regard to any applicable notice of termination, severance or termination pay, damages, or any claim thereto (whether express, implied, contractual, statutory, or at common law).

(k)	“Employee” means a full-time, part-time or contract employee of the Company or a Subsidiary.

(l)

“Fair Market Value” means, with respect to a Share on any determination date, the closing price of the Shares on the New York Stock Exchange on the last trading day on which Shares traded prior to such date; provided that if no Shares traded in the five trading days prior to the determination date, the Committee shall determine Fair Market Value on a reasonable basis using a method that complies with Code Section 409A and guidance issued thereunder.

(m)	“Good Reason” shall mean any of the following:

(1)	A material diminution in the Grantee’s title or duties or assignment to the Grantee of materially inconsistent duties;

(2)

A reduction in the Grantee’s then-current annual base salary or target bonus opportunity as a percentage of annual base salary, unless such reduction in target bonus opportunity is made applicable to all other Grantees serving in substantially the same capacity;

(3)

Relocation of the Grantee’s principal place of employment to a location that is more than 50 miles away from the Grantee’s principal place of employment on the Grantee’s date of hire, unless such relocation is effected at the Grantee’s request or with the Grantee’s approval;

(4)

A material breach by the Company or a Subsidiary of any provisions of any employment agreement to which the Grantee and the Company or Subsidiary are parties, after written notice by the Grantee of the breach and such failure remaining uncorrected following an opportunity for the Company or Subsidiary to correct such failure within 10 days of the receipt of such notice;

(5)

The failure of the Company or Subsidiary to obtain the assumption in writing of an employment agreement to which the Grantee and the Company or Subsidiary are parties by any successor to all or substantially all of the business or assets of the Company or Subsidiary within 15 days after a merger, consolidation, sale or similar transaction; or

(6)

Any other action that constitutes good reason for resignation or termination from or of the Grantee’s employment with the Company or Subsidiary under any other agreement to which the Grantee is a party or under applicable law.

(n)

“Grant Date” means the date specified by the Committee on which a grant of an Award shall become effective, which shall not be earlier than the date on which the Committee takes action with respect thereto.

(o)

“Grantee” means an Employee or Nonemployee Director who has been selected by the Committee (or by the Company’s Chief Executive Officer and/or Vice President – Human Resources pursuant to authority delegated by the Committee pursuant to Section 5(a)) to receive an Award and to whom an Award has been granted.

(p)	“Incentive Stock Option” means any Option that is intended to qualify as an “incentive stock option” under Code Section 422 or any successor provision.

(q)	“Nonemployee Director” means a member of the Board who is not an Employee.

(r)	“Nonqualified Stock Option” means an Option that is not intended to qualify as an Incentive Stock Option.

(s)	“Option” means any option to purchase Shares granted under Section 6 of the Plan.

(t)	“Option Price” means the purchase price payable upon the exercise of an Option.

(u)

“Performance Objectives” means the performance objectives established pursuant to this Plan for Grantees who have received Awards. Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Grantee or the Subsidiary, division, department or function within the Company or Subsidiary in which the Grantee is employed. Performance Objectives may be measured on an absolute or relative basis. Relative performance may be measured by a group of peer companies or by a financial market index. For any Qualified Performance-Based Award, Performance Objectives shall consist of one or a combination of two or more of the following:

(1)	earnings before or after any one or more of interest, taxes, depreciation and amortization;

(2)	adjusted earnings before interest, taxes, depreciation and amortization;

(3)	operating income;

(4)	net operating income after tax;

(5)	adjusted operating income

(6)	pre-tax or after-tax income;

(7)	cash flow;

(8)	net earnings;

(9)	earnings per share (basic or diluted);

(10)	share price performance;

(11)	return on assets;

(12)	return on equity;

(13)	return on invested capital;

(14)	return on sales;

(15)	tangible net asset growth;

(16)	total shareholder return;

(17)	return on investment;

(18)	sales;

(19)	growth in shareowner value relative to the moving average of the S&P 500 Index or a peer group index;

(20)	market share;

(21)	cost reduction goals;

(22)	economic value added;

(23)	margins (including one or more of gross, operating and net income margins);

(24)	strategic plan development and implementation;

(25)	any such metric with respect to the Company or any Subsidiary.

The Committee shall be authorized to make adjustments in the method of calculating attainment of Performance Objectives or in the terms and conditions of Awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles; provided, however, that, if applicable, any such adjustments shall be made in a manner consistent with Code Section 162(m).

(v)

“Performance Period” means a period of time established under Section 9 of the Plan within which the Performance Objectives relating to a Performance Share, Performance Unit, Restricted Share or Restricted Share Unit are to be achieved.

(w)	“Performance Share” means a bookkeeping entry that records the equivalent of one Share awarded pursuant to Section 9 of the Plan.

(x)	“Performance Unit” means a bookkeeping entry that records a unit equivalent to $1.00 awarded pursuant to Section 9 of the Plan.

(y)

“Qualified Performance-Based Award” means an Award or portion of an Award that is intended to satisfy the requirements for “qualified performance-based compensation” under Code Section 162(m). The Committee shall designate any Qualified Performance-Based Award as such at the time of grant. If the Committee designates an Award as a Qualified Performance-Based Award, then the lapsing of restrictions thereon and the distribution of Shares pursuant thereto, as applicable, shall be subject to satisfaction of one, or more than one, Performance Objectives. The Committee shall determine the performance targets that will be applied with respect to each Qualified Performance-Based Award at the time of grant, but in no event later than 90 days after the commencement of the period of service to which the performance target(s) relate. Unless the Committee determines to amend the Award so that it no longer qualifies as a Qualified Performance-Based Award, the Committee may not adjust upward the number of Shares granted pursuant to any Qualified Performance-Based Award, but the Committee shall retain the discretion to adjust such Awards downward. Prior to the payment of any Qualified Performance-Based Award, the Committee shall certify in writing that the performance target(s) applicable to such Award was met. The Committee shall have the power to impose such other restrictions on Qualified Performance-Based Awards as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Code Section 162(m), the regulations promulgated thereunder, and any successors thereto.

(z)	“Restricted Shares” mean Shares granted under Section 8 of the Plan.

(aa)	“Restricted Share Unit” means an Award granted under Section 8 of the Plan and denominated in units representing rights to receive Shares.

(bb)

“Retirement” means termination of employment or service with the Company at the election of the Grantee after the Grantee has both (i) attained age 60, and (ii) completed ten (10) continuous years of service with the Company or its Subsidiaries. For purposes of this section 3(bb), a “year of service” shall mean each consecutive twelve-month period of service with the Company or its Subsidiaries beginning on the Grantee’s first date of employment or service with the Company or a Subsidiary and each anniversary thereof. The Committee shall have sole authority to determine whether a Grantee has met the requirements for Retirement.

(cc)

“Shares” means the common shares in the capital of the Company, or any security into which Shares may be converted by reason of any transaction or event of the type referred to in Section 14 of the Plan.

(dd)

“Spread” means, in the case of a Stock Appreciation Right, the amount by which the Fair Market Value per Share on the date when any such right is exercised exceeds the Base Price specified in such right.

(ee)	“Stock Appreciation Right” means a right granted under Section 7 of the Plan.

(ff)	“Stock Payment” means Shares granted under Section 10 of the Plan.

(gg)

“Subsidiary” means a corporation or other entity that controls or is controlled by the Company or that is controlled by the same person that controls the Company within the meaning of National Instrument 45-106, provided that for purposes of determining whether any person may be a Grantee for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation (within the meaning of the Code) in which the Company owns or controls directly or indirectly more than 50% of the total combined voting power represented by all classes of stock issued by such corporation at the time of such grant.

(hh)

“Tax Act” means the Income Tax Act (Canada) and all regulations thereunder, as amended or restated from time to time. Any reference in the Agreement to a provision of the Tax Act includes any successor provision thereto.

4.	Shares Available Under the Plan.

(a)

Reserved Shares. Subject to adjustment as provided in Section 14 of the Plan, the maximum number of Shares that may be issued from treasury with respect to Awards shall not in the aggregate exceed 854,478 Shares. The Shares issued by the Company hereunder may at the Company’s option be either (i) evidenced by a certificate registered in the name of the Grantee or his or her designee; or (ii) credited to a book-entry account for the benefit of the Grantee maintained by the Company’s stock transfer agent or its designee.

Shares that are issued under the Plan or that are potentially issuable pursuant to outstanding Awards will be applied to reduce that maximum number of Shares remaining available for issuance under the Plan; provided, however, that the total number of Shares remaining available for issuance under the Plan shall be reduced 2.0 Shares for each Share issued pursuant to an Award other than an Option or Stock Appreciation Right (each such other Award being referred to herein as a “full-value” Award). Any Shares subject to an Award that, at any time, lapses, is forfeited or cancelled, expires, or for any reason is terminated unexercised or unvested, or is settled or paid in cash or any form other than Shares shall not count towards the maximum number of Shares that may be issued under the Plan as set forth in this Section 4 and shall be available for future Awards, with each Share made available for Awards under this provision in connection with the lapse, forfeiture, cancellation, termination or cash settlement of full-value Awards increasing the number of Shares available for reissuance by 2.0 Shares. Similarly, any Shares that are withheld by the Company, or any previously-acquired shares that are tendered (either actually or by attestation), in either case to satisfy any tax withholding obligation with respect to a full-value Award shall not count towards the maximum number of Shares that may be issued under the Plan as set forth in this Section 4 and shall be available for future Awards, with each Share made available for Awards under this provision increasing the number of Shares available for reissuance by 2.0 Shares. Notwithstanding anything to the contrary in this Section 4(a), the following Shares shall not again become available for issuance under the Plan: (i) any and all Shares awarded as part of an Option or Stock Appreciation Right that are withheld by the Company to satisfy any tax withholding obligation, and any previously-acquired Shares tendered (actually or by attestation) in payment of any taxes relating to an Option or Stock Appreciation Right; (ii) Shares that would have been issued upon exercise of an Option but for the fact that the exercise was pursuant to a “net exercise” arrangement or by any previously-acquired shares tendered in payment of such Exercise Price; (iii) Shares covered by a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right upon its exercise; and (iv) Shares that are repurchased by the Company using Option exercise proceeds or otherwise.

(b)

Incentive Stock Option Maximum. In no event shall the number of Shares issued from treasury or otherwise upon the exercise of Incentive Stock Options exceed 854,478 Shares, subject to adjustment as provided in Section 14 of the Plan.

(c)

Maximum Calendar Year Award. No Grantee may receive Awards representing more than 2,000,000 Shares in any one calendar year, subject to adjustment as provided in Section 14 of the Plan. In addition, the maximum amount that may become vested under any cash-denominated Award during any one calendar year is $5,000,000.

(d)

Certain Additional Limits. The number of Shares issuable to insiders of the Company (as defined in Part I of the Toronto Stock Exchange Company Manual) at any time, and the number of Shares issued to insiders of the Company within any one year period, under this Plan or when combined with all of the Company’s other security based compensation arrangements (as described in the Toronto Stock Company Manual), shall not exceed 10% of the issued and outstanding Shares, respectively. In addition, neither the Board nor the Committee may, without further shareholder approval, grant to Nonemployee Directors an amount that is equal to or greater than (x) the lesser of (i) 3% of the Company’s issued and outstanding Shares, and (ii) an annual equity award of $500,000 per Nonemployee Director. Notwithstanding Section 17(a) of the Plan, the aforementioned restriction may not be amended without further shareholder approval.

5.	Plan Administration. This Plan shall be administered by the Committee or any other Board committee as may be designated by the Board from time to time.

(a)

In accordance with and subject to the provisions of the Plan, the Committee will have the authority to determine all provisions of Awards as the Committee may deem necessary or desirable and as consistent with the terms of the Plan, including, without limitation, the following: (i) the individuals to be selected as Grantees; (ii) the nature and extent of the Awards to be made to each Grantee (including the number of Shares to be subject to each Award, any exercise price, the manner in which Awards will vest or become exercisable and whether Awards will be granted in tandem with other Awards) and the form of written or electronic agreement, if any, evidencing such Award; (iii) the time or times when Awards will be granted; (iv) the duration of each Award; and (v) the restrictions and other conditions to which the payment or vesting of Awards may be subject. In addition, the Committee will have the authority under the Plan in its sole discretion to (A) establish, amend or rescind rules to administer the Plan; (B) interpret the Plan and any Award or related agreement made under the Plan; (C) make all other determinations necessary or desirable for the administration of the Plan; and (D) pay the intrinsic value of any Award in the form of cash, Shares or any combination of both. Notwithstanding the foregoing, the Committee may delegate to the Company’s Chief Executive Officer and/or Vice President – Human Resources the authority to approve Awards to Employees other than (i) those subject to Section 16 of the Exchange Act, and (ii) those that report directly to the Company’s Chief Executive Officer. Any such delegations shall be in writing and shall specify the maximum number of Shares that may be awarded pursuant to such authority. The Committee may also delegate to the Chief Executive Officer and/or Vice President – Human Resources the authority to Award to Employees who are not subject to Section 16 of the Exchange Act and who do not report directly to the Company’s Chief Executive Officer, any Shares previously subject to Awards that have been forfeited due to the Grantee’s Termination prior to the date on which the Grantee became vested in such Award.

(b)

Subject to subsection (d) below, the Committee will have the authority under the Plan to amend or modify the terms of any outstanding Award in any manner, including, without limitation, the authority to modify the number of shares or other terms and conditions of an Award, accelerate the exercisability or vesting or otherwise terminate any restrictions relating to an Award, accept the surrender of any outstanding Award or, to the extent not previously exercised or vested, authorize the grant of new Awards in substitution for surrendered Awards; provided, however that (i) the amended or modified terms are permitted by the Plan as then in effect; and (ii) any Grantee divested of his or her existing rights under the Plan with respect to previously-granted Awards by such amended or modified terms shall have consented to such amendment or modification unless such amendment is necessary to comply with applicable law or stock exchange rules.

(c)

In the event of (i) any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, extraordinary dividend or divestiture (including a spin off) or any other change in corporate structure or shares; (ii) any purchase, acquisition, sale, disposition or write-down of a significant amount of assets or a significant business; (iii) any change in accounting principles or practices, tax laws or other such laws or provisions affecting reported results; (iv) any uninsured catastrophic losses or extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 or in management’s discussion and analysis of financial performance appearing in the Company’s annual report to shareholders for the applicable year; or (v) any other similar change, in each case with respect to the Company or any other entity whose performance is relevant to the grant or vesting of an Award, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) may, without the consent of any affected Grantee, amend or modify the vesting criteria (including Performance Objectives and related performance goals) of any outstanding Award that is based in whole or in part on the financial performance of the Company (or any Subsidiary or division or other subunit thereof) or such other entity so as equitably to reflect such event, with the desired result that the criteria for evaluating such financial performance of the Company or such other entity will be substantially the same (in the sole discretion of the Committee or the board of directors of the surviving corporation) following such event as prior to such event; provided, however, that (A) the amended or modified terms are permitted by the Plan as then in effect and (B) with respect to any Award intended to qualify as a Qualified Performance-Based Award, any such amendment or modification would not result in such Award failing to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code.

(d)

Notwithstanding any other provision of this Plan other than Section 14, the Committee may not, without prior approval of the Company’s shareholders, seek to effect any re-pricing of any previously granted, “underwater” Option or Stock Appreciation Right by: (i) amending or modifying the terms of the Option or Stock Appreciation Right to lower the exercise price; (ii) canceling the underwater Option or Stock Appreciation Right and granting either (A) replacement Options or Stock Appreciation Rights having a lower exercise price; (B) Restricted Share Awards; or (C) Restricted Share Unit Awards or Performance Shares or Performance Units in exchange; or (iii) repurchasing the underwater Options or Stock Appreciation Rights for cancellation. For purposes of this Section, an Option or Stock Appreciation Right will be deemed to be “underwater” at any time when the Fair Market Value of a Share is less than the exercise price of the Option or Stock Appreciation Right. Notwithstanding any other provision of this Plan, neither the Board nor the Committee may, without prior approval of the Company’s shareholders, extend the term of Awards that benefit insiders.

(e)

In addition to the authority of the Committee under Section (b) and notwithstanding any other provision of the Plan, the Committee may, in its sole discretion, amend the terms of the Plan or Awards with respect to Grantees resident outside of the United States or employed by a non-U.S. Subsidiary in order to comply with local legal requirements, to otherwise protect the Company’s or Subsidiary’s interests, or to meet objectives of the Plan, and may, where appropriate, establish one or more sub-plans (including the adoption of any required rules and regulations) for the purposes of qualifying for preferred tax treatment under foreign tax laws. The Committee shall have no authority, however, to take action pursuant to this Section: (i) to reserve shares or grant Awards in excess of the limitations provided in the Plan; (ii) to effect any repricing in violation of the Plan; (iii) to grant Options having an exercise price less than 100% of the Fair Market Value of one share of Common Stock on the date of grant in violation of the Plan; or (iv) for which stockholder approval would then be required pursuant to Section 422 of the Code or Section 162(m) of the Code or the rules of the New York Stock Exchange or the Toronto Stock Exchange.

(f)

Notwithstanding anything in this Plan to the contrary, the Committee will determine whether an Award is subject to the requirements of Code Section 409A and, if determined to be subject to Code Section 409A, the Committee will make such Award subject to such written terms and conditions determined necessary or desirable to cause such Award to comply in form with the requirements of Code Section 409A. Further, the Plan, as it relates to Awards that are subject to Code Section 409A, will be administered in a manner that is intended to comply with the requirements of Code Section 409A and any regulations or rulings issued thereunder.

6.

Options. The Committee may from time to time authorize grants to Grantees of Options to purchase Shares upon such terms and conditions as the Committee may determine in accordance with the following provisions:

(a)	Number of Shares. Each grant shall specify the number of Shares to which it pertains.

(b)	Option Price. Each grant shall specify an Option Price per Share, which shall be equal to or greater than the Fair Market Value per Share on the Grant Date.

(c)

Consideration. Each grant shall specify the form of consideration to be paid in satisfaction of the Option Price and the manner of payment of such consideration, which may include (i) cash in the form of currency or check or other cash equivalent acceptable to the Company, (ii) nonforfeitable, unrestricted Shares owned by the Grantee at the time of exercise and which have a value at the time of exercise that is equal to the Option Price (including through a net exercise), (iii) any other legal consideration that the Committee may deem appropriate on such basis as the Committee may determine in accordance with this Plan, or (iv) any combination of the foregoing. In the case of a “net exercise” of an Option, the Company will not require a payment of the Option Price from the Grantee but will reduce the number of Shares issued upon the exercise by the largest number of whole Shares that has a Fair Market Value that does not exceed the aggregate Option Price for the Shares exercised under this method. Shares will no longer be outstanding under an Option (and will therefore not thereafter be exercisable) following the exercise of such Option to the extent of (i) Shares used to pay the Option Price of an Option under the “net exercise,” (ii) Shares actually delivered to the Grantee as a result of such exercise and (iii) any Shares withheld for purposes of tax withholding.

(d)

Cashless Exercise. To the extent permitted by applicable law, any grant may provide for deferred payment of the Option Price from the proceeds of sale of the Shares acquired on exercise of the Option through a broker-dealer to whom the Grantee has submitted an irrevocable notice of exercise and irrevocable instructions to deliver promptly to the Company the amount of sale or loan proceeds sufficient to pay the Option Price, together with, if requested by the Company, the amount of federal, state, local or foreign withholding taxes payable by the Grantee by reason of such exercise, or through simultaneous sale through a broker of Shares acquired upon exercise.

(e)	Performance-Based Options. Any grant of an Option may specify Performance Objectives that must be achieved as a condition to exercise of the Option.

(f)

Vesting. Each Option grant may specify a period of continuous employment of the Grantee by the Company or any Subsidiary (or, in the case of a Nonemployee Director, service on the Board) that is necessary before the Options or installments thereof shall become exercisable.

(g)

Incentive Stock Option Dollar Limitation. Options granted under this Plan may be Incentive Stock Options, Nonqualified Stock Options or a combination of the foregoing, provided that only Nonqualified Stock Options may be granted to Nonemployee Directors. Each grant shall specify whether (or the extent to which) the Option is an Incentive Stock Option or a Nonqualified Stock

Option. Notwithstanding any such designation, to the extent that the aggregate Fair Market Value of the Shares as of the Grant Date with respect to which Options designated as Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year (under all plans of the Company) exceeds $100,000, such Options shall be treated as Nonqualified Stock Options.

(h)	Exercise Period. No Option granted under this Plan may be exercised more than ten years from the Grant Date.

(i)	Award Agreement. Each Option grant shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine that are not inconsistent with this Plan.

7.

Stock Appreciation Rights. The Committee may from time to time authorize grants to Grantees of Stock Appreciation Rights. A Stock Appreciation Right is the right of the Grantee to receive from the Company an amount equal to the Spread at the time of the exercise of such right. Any grant of Stock Appreciation Rights under this Plan shall be upon such terms and conditions as the Committee may determine in accordance with the following provisions:

(a)

Payment in Shares or Cash. Any grant may specify that the amount payable upon the exercise of a Stock Appreciation Right may be paid by the Company in cash, Shares valued at Fair Market Value on the date of exercise or any combination thereof at the discretion of the Committee at the time of payment.

(b)

Exercise Period. Any grant may specify (i) a waiting period or periods before Stock Appreciation Rights shall become exercisable and (ii) permissible dates or periods on or during which Stock Appreciation Rights shall be exercisable. No Stock Appreciation Right granted under this Plan may be exercised more than ten years from the Grant Date.

(c)

Award Agreement. Each grant shall be evidenced by an Award Agreement which shall describe the subject Stock Appreciation Rights, specify the Base Price (which shall be equal to or greater than the Fair Market Value on the Grant Date), state that the Stock Appreciation Rights are subject to all of the terms and conditions of this Plan and contain such other terms and provisions as the Committee may determine consistent with this Plan.

8.

Restricted Shares and Restricted Share Units. The Committee may from time to time authorize grants to Grantees of Restricted Shares and Restricted Share Units upon such terms and conditions as the Committee may determine in accordance with the following provisions:

(a)

Transfer of Shares. Each grant of Restricted Shares shall constitute an immediate transfer of the ownership of Shares to the Grantee in consideration of the performance of services, subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to. Upon expiration of the restriction period and satisfaction of any other terms or conditions (including, but not limited to, Performance Objectives) and as set forth in the Restricted Share Award Agreement, the Restricted Share shall immediately become vested and the Shares underlying such award of Restricted Share shall be released by the Company to the Grantee without restrictions on transfer. Restricted Share Units shall become payable to a Grantee in Shares at the time or times determined by the Committee and set forth in the Restricted Share Unit Award Agreement.

(b)	Consideration. Each grant of Restricted Shares or Restricted Share Units may be made without a requirement for additional payment by the Grantee.

(c)

Substantial Risk of Forfeiture. Each grant shall provide that the Restricted Shares or Restricted Share Units covered thereby shall be subject to a “substantial risk of forfeiture” within the meaning of Code Section 83 for a period to be determined by the Committee on the Grant Date, and any grant or sale may provide for the earlier termination of such risk of forfeiture in the event of a Change in Control of the Company or other similar transaction or event. If a Grantee ceases to be an Employee or a Non-Employee Director, the number of Shares subject to the Award, if any, to which the Grantee shall be entitled shall be determined in accordance with the Plan and the applicable Award Agreement. All remaining Shares underlying Restricted Shares or Restricted Share Units as to which restrictions apply at the Date of Termination shall be forfeited subject to such exceptions, if any, authorized by the Committee.

(d)

Dividends. Voting and Other Ownership Rights. Unless otherwise determined by the Committee, an Award of Restricted Shares shall entitle the Grantee to dividend, voting and other ownership rights during the period for which such substantial risk of forfeiture is to continue; provided however that unless otherwise determined by the Committee, the Award Agreement with respect to an Award of Restricted Shares that is conditioned on the attainment of performance goals shall provide that the Grantee shall not receive any dividends unless and until such time as the Restricted Shares becomes vested. Alternatively, an Award Agreement may require that any or all dividends or other distributions paid on the Restricted Shares during the period for which the substantial risk of forfeiture is to continue be automatically sequestered and reinvested in additional Shares, which may be subject to the same restrictions as the underlying Award or such other restrictions as the Committee may determine. Unless otherwise determined by the Committee, a Grantee shall not have any rights as a shareholder with respect to Shares underlying an Award of Restricted Share Units until such time, if any, as the underlying Shares are actually issued to the Grantee, which may, at the option of the Company be either (i) evidenced by delivery of a certificate registered in the name of the Grantee or his or her designee; or (ii) credited to a book-entry account for the benefit of the Grantee maintained by the Company’s stock transfer agent or its designee. The Committee may provide in a Restricted Share Unit Award Agreement for the payment of dividend equivalents and distributions to the Grantee at such times as paid to shareholders generally or at the time of vesting or other payout of the Restricted Share Units, provided, however, if the payment or crediting of dividends or dividend equivalents is in respect of an Award that is subject to Code Section 409A, then the payment or crediting of such dividends or dividend equivalents shall conform to the requirements of Code Section 409A and such requirements shall be specified in writing.

(e)

Performance-Based Restricted Shares and Restricted Share Units. Any grant or the vesting thereof may be further conditioned upon the attainment of Performance Objectives established by the Committee in accordance with the applicable provisions of Section 9 of the Plan regarding Performance Shares and Performance Units.

(f)

Award Agreements. Each grant of Restricted Shares or Restricted Share Units shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine consistent with this Plan. Unless otherwise directed by the Committee, all certificates representing Restricted Shares, together with a stock power that shall be endorsed in blank by the Grantee with respect to such Shares, shall be held in custody by the Company until all restrictions thereon lapse.

9.

Performance Shares and Performance Units. The Committee may from time to time authorize grants of Performance Shares and Performance Units, which shall become payable to the Grantee upon the achievement of specified Performance Objectives, upon such terms and conditions as the Committee may determine in accordance with the following provisions:

(a)

Number of Performance Shares or Units. Each grant shall specify the number of Performance Shares or Performance Units to which it pertains, which may be subject to adjustment to reflect changes in compensation or other factors.

(b)	Performance Objectives and Performance Period. Each grant shall specify the Performance Objectives that are to be achieved by the Grantee during a specified performance period.

(c)

Threshold Performance Objectives. Each grant may specify in respect of the specified Performance Objectives a minimum acceptable level of achievement below which no payment will be made and may set forth a formula for determining the amount of any payment to be made if performance is at or above such minimum acceptable level but falls short of the maximum achievement of the specified Performance Objectives.

(d)

Payment of Performance Shares and Units. Each grant shall specify the time and manner of payment of Performance Shares or Performance Units that shall have been earned, and any grant may specify that any such amount may be paid by the Company in cash, Shares or any combination thereof and may either grant to the Grantee or reserve to the Committee the right to elect among those alternatives.

(e)

Maximum Payment. Any grant of Performance Shares may specify that the amount payable with respect thereto may not exceed a maximum specified by the Committee on the Grant Date. Any grant of Performance Units may specify that the amount payable, or the number of Shares issued, with respect thereto may not exceed maximums specified by the Committee on the Grant Date.

(f)

Dividend Equivalents. Any grant of Performance Shares may provide for the payment to the Grantee of dividend equivalents thereon in cash or additional Shares, provided however that the Award Agreement shall provide that the Grantee shall not receive any dividends unless and until such time as the Performance Shares are earned and paid, and provided further that if the payment or crediting of dividends or dividend equivalents is in respect of an Award that is subject to Code Section 409A, then the payment or crediting of such dividends or dividend equivalents shall conform to the requirements of Code Section 409A and such requirements shall be specified in writing.

(g)

Adjustment of Performance Objectives. If provided in the terms of the grant, the Committee may adjust Performance Objectives and the related minimum acceptable level of achievement if, in the sole judgment of the Committee, events or transactions have occurred after the Grant Date that are unrelated to the performance of the Grantee and result in distortion of the Performance Objectives or the related minimum acceptable level of achievement.

(h)

Substantial Risk of Forfeiture. Each grant shall provide that the Performance Shares or Performance Units shall be subject to a “substantial risk of forfeiture” within the meaning of Code Section 83 for a period to be determined by the Committee on the Grant Date, and any grant may provide for the earlier termination of such risk of forfeiture in the event of a Change in Control of the Company or other similar transaction or event. If a Grantee ceases to be an Employee or a Non-Employee Director, the portion, if any, to which the Grantee shall be entitled shall be determined in accordance with the Plan and the applicable Award Agreement. All remaining portions as to which restrictions apply at the Date of Termination shall be forfeited subject to such exceptions, if any, authorized by the Committee.

(i)

Award Agreement. Each grant shall be evidenced by an Award Agreement which shall state that the Performance Shares or Performance Units are subject to all of the terms and conditions of this Plan and such other terms and provisions as the Committee may determine consistent with this Plan.

10.

Stock Payments. If not prohibited by applicable law, the Committee may from time to time issue unrestricted Shares to Grantees, in such amounts and subject to such terms and conditions as the Committee shall from time to time in its sole discretion determine. A Stock Payment may be granted as, or in payment of, Nonemployee Director fees, bonuses (including without limitation any compensation that is intended to qualify as performance-based compensation for purposes of Code Section 162(m)), or to provide incentives or recognize special achievements or contributions.

11.

Minumum Vesting Periods. Except as otherwise provided in this Section 11, (i) Restricted Share and Restricted Share Unit Awards that vest solely as a result of the passage of time and continued service by the Grantee shall be subject to a vesting period of not less than one year from the date of grant of the applicable Award (but permitting pro rata vesting over such time), (ii) Option and Stock Appreciation Right Awards that vest solely as a result of the passage of time and continued service by the Grantee shall be subject to a vesting period of not less than one year from the date of grant of the applicable Award (but permitting pro rata vesting over such time), and (iii) Restricted Share, Restricted Share Unit, Performance Share and Performance Unit Awards whose vesting is subject to the achievement of specified performance objectives over a Performance Period shall be subject to a Performance Period of not less than one year. The minimum vesting periods specified in clauses (i), (ii), and (iii) of the preceding sentence shall not apply: (A) to a termination of employment due to Retirement, death or disability; (B) upon a Change in Control; (C) to a substitute award that does not reduce the vesting period of the award being replaced; or (D) to Awards involving an aggregate number of Shares not in excess of 5% of the number of Shares reserved for issuance under Section 4(a) of the Plan.

12.	Consequences of Termination.

(a)

Options/Stock Appreciation Rights (Not Performance-Based). Unless otherwise determined by the Committee, outstanding Options and/or Stock Appreciation Rights that are held by a Grantee (or the executors or administrators of such Grantee’s estate, and any person or persons who acquire the right to exercise Options and/or Stock Appreciation Rights directly from the Grantee by bequest or inheritance) as of the Grantee’s Date of Termination and are not subject to vesting conditions based upon the satisfaction of Performance Objectives shall be subject to the following clauses (1), (2) and (3), as applicable, except that in all events, the period for exercise of Options and/or Stock Appreciation Rights shall end no later than the last day of the maximum term thereof established under Section 6(h) or 7(d), as applicable.

(1)

In the case of a Grantee’s death, or the Grantee’s resignation with Good Reason, or the Grantee’s Termination without Cause, (x) those of the Grantee’s outstanding Options and/or Stock Appreciation Rights that have become vested prior to the Grantee’s Date of Termination shall continue to be exercisable during the period ending on the three (3) year anniversary of the Date of Termination and (y) those of Grantee’s outstanding Options and/or Stock Appreciation Rights that have not become vested prior to the Grantee’s Date of Termination shall become vested and exercisable as of the later of the Date of Termination and the one year anniversary of the effective date of the Award thereof and thereafter shall continue to be exercisable for the remaining portion of the period ending on the three (3) year anniversary of the Date of Termination.

(2)

In the case of a Grantee’s Termination due to the Grantee’s resignation voluntarily (other than upon Retirement or with Good Reason), (x) those of the Grantee’s outstanding Options and/or Stock Appreciation Rights that have not become vested prior to the Date of Termination shall be forfeited and cancelled as of such Date of Termination and (y) those of the Grantee’s outstanding Options and/or Stock Appreciation Rights that have become vested prior to the Grantee’s Date of Termination shall continue to be exercisable during the 90 day period following such Date of Termination.

(3)

In the case of a Grantee’s Termination due to Retirement, (x) those of the Grantee’s outstanding Options and/or Stock Appreciation Rights that have become vested prior to the Grantee’s Date of Termination shall continue to be exercisable during the period ending on the three (3) year anniversary of the Date of Termination and (y) any employment requirements under Section 6(f) and 7(b) shall not apply, and those of the Grantee’s outstanding Options and/or Stock Appreciation Rights that have not become vested prior to the Grantee’s Date of Termination shall become vested and exercisable on the date or dates on which such Options and/or Stock Appreciation Rights would have become vested if the Grantee had continued in employment with the Company or its Subsidiaries through such date or dates, and thereafter shall continue to be exercisable during the period ending on the three (3) year anniversary of the Date of Termination.

Options and/or Stock Appreciation Rights that are not exercised prior to the expiration of the exercise period following a Grantee’s Date of Termination permitted under this Section 12(a) shall automatically expire on the last day of such period.

(b)

Options/Stock Appreciation Rights (Performance-Based). Unless otherwise determined by the Committee, outstanding Options and/or Stock Appreciation Rights that are held by a Grantee (or the executors or administrators of such Grantee’s estate, and any person or persons who acquire the right to exercise Options and/or Stock Appreciation Rights directly from the Grantee by bequest or inheritance) as of the Grantee’s Date of Termination and are subject to vesting conditions based upon the satisfaction of Performance Objectives shall be subject to the following clauses (1), (2) and (3), as applicable, except that in all events, the period for exercise of Options and/or Stock Appreciation Rights shall end no later than the last day of the maximum term thereof established under Section 6(h) or 7(d), as applicable.

(1)

In the case of a Grantee’s death, or the Grantee’s resignation with Good Reason, or the Grantee’s Termination without Cause, (x) those of the Grantee’s outstanding Options and/or Stock Appreciation Rights that have become vested prior to the Grantee’s Date of Termination shall continue to be exercisable during the period ending on the three (3) year anniversary of the Date of Termination and (y) any employment requirements under Section 6(f) and 7(b) shall not apply, in which case the number of Options and/or Stock Appreciation Rights that become vested on each subsequent applicable vesting date (subject to satisfaction of the applicable Performance Objective) shall equal the pro rata number of Options and/or Stock Appreciation Rights that he or she would have earned on that vesting date had he or she been continuously employed through such date, as calculated by reference to the portion of the applicable Performance Period during which the Grantee was actually employed and thereafter shall continue to be exercisable for the remaining portion of the period ending on the three (3) year anniversary of the Date of Termination.

(2)

In the case of a Grantee’s Termination due to the Grantee’s resignation voluntarily (other than upon Retirement or with Good Reason), (x) those of the Grantee’s outstanding Options and/or Stock Appreciation Rights that have not become vested prior to the Date of Termination shall be forfeited and cancelled as of such Date of Termination and (y) those of the Grantee’s outstanding Options and/or Stock Appreciation Rights that have become vested prior to the Grantee’s Date of Termination shall continue to be exercisable during the 90 day period following such Date of Termination.

(3)

In the case of a Grantee’s Termination due to Retirement, (x) those of the Grantee’s outstanding Options and/or Stock Appreciation Rights that have become vested prior to the Grantee’s Date of Termination shall continue to be exercisable during the period ending on the three (3) year anniversary of the Date of Termination and (y) any employment requirements under Section 6(f) and 7(b) shall not apply, and those of the Grantee’s outstanding Options and/or Stock Appreciation Rights that have not become vested prior to the Grantee’s Date of Termination shall become vested and exercisable (subject to satisfaction of the applicable Performance Objective) on the date or dates on which such Options and/or Stock Appreciation Rights would have become vested if the Grantee had continued in employment with the Company or its Subsidiaries through such date or dates, and thereafter shall continue to be exercisable during the period ending on the three (3) year anniversary of the Date of Termination.

Options and/or Stock Appreciation Rights that are not exercised prior to the expiration of the exercise period following a Grantee’s Date of Termination permitted under this Section 12(b) shall automatically expire on the last day of such period.

(c)

Restricted Shares. Restricted Share Units. Performance Shares and Performance Units. Unless otherwise determined by the Committee, outstanding Restricted Shares, Restricted Share Units, Performance Shares and Performance Units of the Grantee (and the executors and administrators of such Grantee’s estate, and any person or persons acquiring any interest directly from the Grantee by bequest or inheritance) as of the Grantee’s Date of Termination shall be subject to the following clauses (1), (2) and (3), as applicable.

(1)

In the case of a Grantee’s death or Termination without Cause or resignation with Good Reason, any employment requirements of Section 8(c) and 9(h) and the applicable Award Agreement shall not apply, in which case the number of Restricted Shares, Restricted Share Units, Performance Shares and Performance Units to be deemed earned by such Grantee on each subsequent applicable vesting date shall equal the pro rata number of Restricted Shares, Restricted Share Units, Performance Shares and Performance Units that he or she would have earned on that vesting date had he or she been continuously employed through such date, as calculated by reference to the portion of the applicable Restricted Period or Performance Period during which the Grantee was actually employed (subject to satisfaction of any applicable Performance Objective), provided that time-based Restricted Share Units shall be settled according to the foregoing formula promptly after termination.

(2)

In the event of a Grantee’s Termination due to the Grantee’s resignation voluntarily (other than upon Retirement or with Good Reason), all of the Grantee’s unvested Restricted Shares, Restricted Share Units, Performance Shares and Performance Units will be forfeited immediately.

(3)

In the case of a Grantee’s Termination due to Retirement, any employment requirements under Section 8(c) and 9(h) shall not apply, and all of the Grantee’s unvested Restricted Shares, Restricted Share Units, Performance Shares and Performance Units shall become vested on the date or dates on which such Awards would have become vested if the Grantee had continued in employment with the Company or its Subsidiaries through such date or dates (subject to satisfaction of any applicable Performance Objective).

(d)

Termination for Cause. Notwithstanding any other provision hereof or in any instrument of grant, in the case of a Grantee’s Termination for Cause, any and all then outstanding Awards (other than Stock Payments) granted to the Grantee, whether or not vested, shall be immediately forfeited and cancelled, without any consideration therefore, as of the commencement of the day that notice of such termination is given.

13.

Nontransferability. No Award granted under this Plan (including Options) shall be transferable or assignable by a Grantee other than by will or the laws of descent and distribution for normal estate settlement purposes, and Options and Stock Appreciation Rights shall be exercisable during a Grantee’s lifetime only by the Grantee or, in the event of the Grantee’s legal incapacity, by his guardian or legal representative acting in a fiduciary capacity on behalf of the Grantee under state law. Any attempt to transfer or assign an Award in violation of this Plan shall render such Award null and void.

14.

Adjustments. In the event of any equity restructuring (within the meaning of FASB ASC Topic 718, Compensation-Stock Compensation) that causes the per share value of Shares to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the Committee shall make such adjustments as it deems equitable and appropriate to (i) the aggregate number and kind of Shares or other securities issued or reserved for issuance under the Plan, (ii) the number and kind of Shares or other securities subject to outstanding Awards, (iii) the Option Price of outstanding Options and Stock Appreciation Rights, and (iv) any maximum limitations prescribed by the Plan with respect to certain types of Awards or the grants to individuals of certain types of Awards. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) to prevent dilution or enlargement of rights of Grantees. In either case, any such adjustment shall be conclusive and binding for all purposes of the Plan. No adjustment shall be made pursuant to this Section 14 in connection with the conversion of any convertible securities of the Company, or in a manner that would cause Incentive Stock Options to violate Code Section 422(b) or cause an Award to be subject to adverse tax consequences under Code Section 409A.

15.

Fractional Shares. The Company shall not be required to issue any fractional Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement thereof in cash.

16.

Withholding Taxes. If, for any reason whatsoever, the Company or a Subsidiary becomes obligated to withhold and/or remit to any applicable tax authority (whether domestic or foreign) any amount in connection with this Plan in respect of a Grantee, then the Company or such Subsidiary shall make the necessary arrangements, as acceptable to the Company or such Subsidiary, in connection with the amount that must be withheld and/or remitted. At the discretion of the Committee, such arrangements may include relinquishment of a portion of such benefit.

17.	Amendments and Other Matters.

(a)

Plan Amendments. This Plan may be amended from time to time by the Board, but no such amendment shall increase any of the limitations specified in Section 4 of the Plan, other than to reflect an adjustment made in accordance with Section 14 of the Plan, or amend this Section 17(a), or modify the repricing prohibition in Section 5(d) of this Plan, without the further approval of the shareholders of the Company. The Board may condition any amendment on the approval of the shareholders of the Company if such approval is necessary or deemed advisable with respect to the applicable listing or other requirements of an applicable securities exchange or other applicable laws, policies or regulations. Shareholder approval will be required in the case of any reduction in the Option Price or extension of the term of an Award benefiting an insider of the Company. No amendment, alteration, suspension or termination of the Plan shall divest any Grantee of his or her existing rights under the Plan with respect to any Awards previously granted to such Grantee, unless mutually agreed otherwise between the Grantee and the Company, which agreement must be in writing and signed by the Grantee and the Company. Notwithstanding the foregoing, the following amendments may be made without the approval of shareholders of the Company:

(1)	Amendments of a “housekeeping” nature;

(2)	A change to vesting provisions;

(3)	A change to employment termination provisions that does not entail an extension beyond the original expiry date; and

(4)	Any other amendment that does not require shareholder approval pursuant to the rules of the Toronto Stock Exchange.

(b)

No Employment Right. This Plan shall not confer upon any Grantee any right with respect to continuance of employment or other service with the Company or any Subsidiary and shall not interfere in any way with any right that the Company or any Subsidiary would otherwise have to terminate any Grantee’s employment or other service at any time.

(c)

Tax Qualification. To the extent that any provision of this Plan would prevent any Option that was intended to qualify under particular provisions of the Code from so qualifying, such provision of this Plan shall be null and void with respect to such Option, provided that such provision shall remain in effect with respect to other Options, and there shall be no further effect on any provision of this Plan.

(d)	Change in Control. Unless otherwise provided in an agreement evidencing an Award, the following provisions shall apply to outstanding Awards in the event of a Change in Control.

(1)

Continuation, Assumption or Replacement of Awards. In the event of a Change in Control, the surviving or successor entity (or its parent corporation) may continue, assume or replace Awards outstanding as of the date of the Change in Control (with such adjustments as may be required or permitted by the Plan), and such Awards or replacements therefore shall remain outstanding and be governed by their respective terms, subject to subsection (4) below. A surviving or successor entity may elect to continue, assume or replace only some Awards or portions of Awards. For purposes of this subsection (1), an Award shall be considered assumed or replaced if, in connection with the Change in Control and in a manner consistent with Sections 409A and 424 of the Code, either (i) the contractual obligations represented by the Award are expressly assumed by the surviving or successor entity (or its parent corporation) with appropriate adjustments to the number and type of securities subject to the Award and the exercise price thereof that preserves the intrinsic value of the Award existing at the time of the Change in Control, or (ii) the Grantee has received a comparable equity-based award that preserves the intrinsic value of the Award existing at the time of the Change in Control and provides for a vesting or exercisability schedule that is the same as or more favorable to the Grantee.

(2)

Acceleration of Awards. If and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with a Change in Control, then (i) outstanding Options and Stock Appreciation Rights issued to the Grantee that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable in accordance with their terms, (ii) all unvested Restricted Shares, Restricted Share Units, Performance Shares and Performance Units will become immediately fully vested and non-forfeitable; and (iii) any performance objectives applicable to Awards will be deemed to have been satisfied at the “target” level of performance specified in connection with the applicable Award.

(3)

Payment for Awards. If and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with a Change in Control, then the Committee may terminate some or all of such outstanding Awards, in whole or in part, as of the effective time of the Change in Control in exchange for payments to the holders as provided in this subsection (3). The Committee will not be required to treat all Awards similarly for purposes of this Section (3). The payment for any Award or portion thereof terminated shall be in an amount equal to the excess, if any, of (i) the fair market value (as determined in good faith by the Committee) of the consideration that would otherwise be received in the Change in Control for the number of Shares subject to the Award or portion thereof being terminated, or, if no consideration is to be received by the Company’s shareholders in the Change in Control, the Fair Market Value of such number of shares immediately prior to the effective date of the Change in Control, over (ii) the aggregate exercise price (if any) for the Shares subject to the Award or portion thereof being terminated. If there is no excess, the Award may be terminated without payment. Any payment shall be made in such form, on such terms and subject to such conditions as the Committee determines in its discretion, which may or may not be the same as the form, terms and conditions applicable to payments to the Company’s shareholders in connection with the Change in Control, and may include subjecting such payments to vesting conditions comparable to those of the Award surrendered.

(4)

Termination After a Change in Control. If and to the extent that Awards are continued, assumed or replaced under the circumstances described in subsection (1), and if within two years after the Change in Control a Grantee experiences an involuntary termination of employment or other service for reasons other than Cause, or terminates his or her employment or other service for Good Reason, then (i) outstanding Options and Stock Appreciation Rights issued to the Grantee that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable in accordance with their terms, (ii) all unvested Restricted Shares, Restricted Share Units, Performance Shares and Performance Units will become immediately fully vested and non-forfeitable; and (iii) any performance objectives applicable to Awards will be deemed to have been satisfied at the “target” level of performance specified in connection with the applicable Award.

(5)

Termination within two years of November 8, 2024. Notwithstanding the introductory sentence to this Section 17(d), if within two years after November 8, 2024, a Grantee experiences an involuntary termination of employment or other service for reasons other than Cause, or terminates his or her employment or other service for Good Reason, then (i) outstanding Options and Stock Appreciation Rights issued to the Grantee that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable in accordance with their terms, (ii) all unvested Restricted Shares, Restricted Share Units, Performance Shares and Performance Units will become immediately fully vested and non-forfeitable; and (iii) any performance objectives applicable to Awards will be deemed to have been satisfied at the “target” level of performance specified in connection with the applicable Award.

(6)

Awards Subject to Code Section 409A. Notwithstanding anything in the Plan or an Award Agreement to the contrary, for any Award that provides for deferred compensation subject to Code Section 409A (and is not otherwise exempt from the provisions of Code Section 409A), upon a Change in Control that also qualifies as a change in control for purposes of Treas. Reg. Section 1.409A-3(a)(5), then (i) subsection (2) shall apply to all such Awards and (ii) any settlement of or payment due with respect to such Award shall be made within the time frame required by Code Section 409A.

(e)

Foreign Grantees. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for Awards as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose, provided that no such supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with the terms of this Plan, as then in effect, unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.

(f)

Forfeiture for Violation of Restrictive Covenants. The Committee may provide in an Award Agreement for conditions of forfeiture of a Grantee’s rights with respect to such Award in the event of the Grantee’s breach of such restricted covenants (e.g., non-competition and confidentiality restrictions) as may apply to the Grantee. Such conditions of forfeiture may include, in the discretion of the Committee, (a) suspension or cancellation of the Grantee’s right to exercise an Option or Stock Appreciation Right (whether or not then otherwise exercisable), (b) suspension or cancellation of the Grantee’s pending right to receive an issuance of Shares or cash payment in settlement of any Award, (c) the forfeiture of any Restricted Shares, Restricted Share Units, Performance Shares or Performance Units held by the Grantee or (d) following the issuance of Shares or payment of cash upon exercise, vesting or payment of an Award, either (1) cancellation of the Shares so issued (and repayment to the Grantee of the full purchase price, if any, paid for such shares) or (2) requiring the Grantee to pay to the Company in cash an amount equal to the gain realized by the Grantee from such Award (measured by the value (on the date of receipt) of any property and/or amount of cash received by the Grantee under the Award, to the extent in excess of any amount paid by the Grantee). The Company may deduct from any amounts the Company may owe a Grantee from time to time any amounts the Grantee may owe the Company under this subsection (f) and any related Award Agreements.

18.	Currency. Dollar amounts set forth in the Plan are expressed in U.S. dollars.

19.	Termination. This Plan shall terminate on November 7, 2034, and no Award shall be granted after that date.

20.

Compliance with Applicable Laws. The granting of Awards and the issuance, purchase, and delivery of Shares shall be carried out in compliance with applicable law, including, without limitation, the rules, regulations and by-laws of the Toronto Stock Exchange, the New York Stock Exchange, the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations (including Rule 10b-5) promulgated thereunder, and the policies and regulations of applicable securities regulatory authorities. If the Committee determines in its discretion that, in order to comply with any such statutes or regulations, certain action is necessary or desirable as a condition of or in connection with the granting of an Award or the issuance or purchase or delivery of Shares under this Plan, no Award may be granted and no Shares may be issued, purchased, or delivered unless that action shall have been completed in a manner satisfactory to the Committee. It is intended that the Plan and all Awards hereunder be administered in a manner that will comply with Code Section 409A, including the final regulations and other guidance issued by the United States Secretary of the Treasury and the Internal Revenue Service with respect thereto. The Committee is authorized to adopt rules or regulations deemed necessary or appropriate to qualify for an exception from or to comply with the requirements of Section 409A of the Code (including any transition or grandfather rules relating thereto). Notwithstanding anything in this Section to the contrary, with respect to any Award subject to Section 409A of the Code, no amendment to or payment under such Award will be made unless permitted under Section 409A of the Code and the regulations or rulings issued thereunder. Without limiting the generality of the foregoing, if any amount shall be payable with respect to any Award hereunder as a result of a Grantee’s “separation from service” at such time as the Grantee is a “specified employee” (as those terms are defined for purposes of Section 409A of the Code) and such amount is subject to the provisions of Section 409A of the Code, then no payment shall be made, except as permitted under Section 409A of the Code, prior to the first day of the seventh calendar month beginning after the Grantee’s separation from service (or the date of his or her earlier death). The Company may adopt a specified employee policy that will apply to identify the specified employees for all deferred compensation plans subject to Section 409A of the Code; otherwise, specified employees will be identified using the default standards contained in the regulations under Section 409A of the Code.

21.

Governing Law. The Plan and any Award Agreements and any and all determinations made and actions taken in connection with the Plan and Award Agreements, shall be governed by and construed in accordance with the laws of the State of Delaware and the laws of the United States applicable therein.